Exhibit 99.1
Neal Goldner
Investor Relations
Marriott Vacations Worldwide Corporation
407.206.6149
Neal.Goldner@mvwc.com

Erica Ettori
Global Communications
Marriott Vacations Worldwide Corporation
407.513.6606
Erica.Ettori@mvwc.com
Marriott Vacations Worldwide (“MVW”) Raises Full Year 2022 Guidance
ORLANDO, Fla. – June 16, 2022 – In conjunction with its investor day, Marriott Vacations Worldwide Corporation (NYSE: VAC) (the “Company”) is raising its full year guidance.
“We continue to see very high owner occupancies at our resorts, enabling us to drive strong tour growth and contract sales during the second quarter of 2022. As a result of this, combined with the continued strength in our VPGs, we are increasing our full year contract sales guidance by $100 million for 2022,” said Stephen P. Weisz, chief executive officer.
The Company continues to expect Adjusted development profit margin to remain strong for the full year 2022. However, with owner occupancies exceeding expectations, the Company has allocated more rental inventory for owner usage to increase their vacation choices. Similarly, the Company continues to see higher owner usage at resorts affiliated with Interval International, which has impacted member deposits and exchanges. Given the increased owner usage, the updated guidance reflects the expected impact on rental and exchange revenue and profit this year. The Company expects owner usage to normalize in 2023.
“Notwithstanding the increased owner usage, we expect our strong Adjusted development profit margin on higher contract sales will allow us to deliver full year 2022 Adjusted EBITDA and Adjusted free cash flow above our previous guidance,” said Tony Terry, executive vice president and chief financial officer.
Full Year 2022 Outlook (in millions)
The Financial Schedules that follow reconcile the non-GAAP financial measures set forth below to the following full year 2022 expected GAAP results for the Company.

Net income attributable to common shareholders	$330	to	$352
Net cash, cash equivalents and restricted cash provided by operating activities	$405	to	$431
Contract sales	$1,775	to	$1,875
Adjusted EBITDA	$880	to	$930
Adjusted free cash flow	$590	to	$670
Investor Day Webcast
The Company will host an investor day today beginning at 12:30 p.m. ET. Participants may watch the live webcast by registering at ir.mvwc.com. A replay of the event will be available for 60 days on the Company’s website.

Marriott Vacations Worldwide Raises Full-Year 2022 Guidance / 2
About Marriott Vacations Worldwide Corporation
Marriott Vacations Worldwide Corporation is a leading global vacation company that offers vacation ownership, exchange, rental and resort and property management, along with related businesses, products and services. The Company has over 120 vacation ownership resorts and approximately 700,000 owner families in a diverse portfolio that includes some of the most iconic vacation ownership brands. The Company also operates exchange networks and membership programs comprised of nearly 3,200 affiliated resorts in over 90 countries and territories, as well as provides management services to other resorts and lodging properties. As a leader and innovator in the vacation industry, the Company upholds the highest standards of excellence in serving its customers, investors and associates while maintaining exclusive, long-term relationships with Marriott International, Inc. and Hyatt Hotels Corporation for the development, sales and marketing of vacation ownership products and services. For more information, please visit www.marriottvacationsworldwide.com.

Note on forward-looking statements
This press release and accompanying schedules contain “forward-looking statements” within the meaning of federal securities laws, including statements about expectations for future growth and projections for full year 2022, that are not historical facts. The Company cautions you that these statements are not guarantees of future performance and are subject to numerous and evolving risks that we may not be able to predict or assess, such as: the effects of the COVID-19 pandemic, including variations in demand for vacation ownership and exchange products and services, worker absenteeism, quarantines or other government-imposed travel or health-related restrictions; the length and severity of the COVID-19 pandemic, including its short and longer-term impact on consumer confidence, global supply chain disruptions and price inflation; volatility in the international and national economy and credit markets, including as a result of the COVID-19 pandemic and the ongoing conflict between Russia and Ukraine and related sanctions and other measures; our ability to attract and retain our global workforce; competitive conditions; the availability of capital to finance growth; the effects of steps we have taken and may continue to take to reduce operating costs and/or enhance health and cleanliness protocols at our resorts due to the COVID-19 pandemic; political or social strife, and other matters referred to under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, and which may be discussed in our periodic filings with the U.S. Securities and Exchange Commission (the “SEC”), any of which could cause actual results to differ materially from those expressed or implied herein. These statements are made as of the date of this press release and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.
                    Financial Schedules Follow

Marriott Vacations Worldwide Raises Full-Year 2022 Guidance / 3
MARRIOTT VACATIONS WORLDWIDE CORPORATION
(In millions)
2022 ADJUSTED EBITDA OUTLOOK

	Fiscal Year 2022 (low)	Fiscal Year 2022 (high)
Net income attributable to common shareholders	$330	$352
Interest expense	107	107
Provision for income taxes	139	147
Depreciation and amortization	129	129
Share-based compensation	40	40
Certain items(1)	135	155
Adjusted EBITDA **	$880	$930

(1) Certain items adjustment consists of $120 million to $140 million of anticipated transaction and integration costs, $19 million of anticipated purchase accounting adjustments, and $3 million of anticipated litigation charges, partially offset by $7 million of anticipated miscellaneous other charges.

2022 ADJUSTED FREE CASH FLOW OUTLOOK

	Fiscal Year 2022 (low)	Fiscal Year 2022 (high)
Net cash, cash equivalents and restricted cash provided by operating activities	$405	$431
Capital expenditures for property and equipment (excluding inventory)	(75)	(85)
Borrowings from securitization transactions	788	838
Repayment of debt related to securitizations	(679)	(694)
Securitized debt issuance costs	(12)	(12)
Free cash flow **	$427	$478
Adjustments:
Net change in borrowings available from the securitization of eligible vacation ownership notes receivable(1)	85	100
Certain items(2)	92	107
Change in restricted cash	(14)	(15)
Adjusted free cash flow **	$590	$670

(1) Represents the net change in borrowings available from the securitization of eligible vacation ownership notes receivable between the 2021 and 2022 year ends.

(2) Certain items adjustment consists primarily of $89 million to $104 million of anticipated transaction and integration costs and $3 million of anticipated litigation charges.

** Denotes non-GAAP financial measures. Please see “Non-GAAP Financial Measures” for additional information about our reasons for providing these alternative financial measures and limitations on their use.

Marriott Vacations Worldwide Raises Full-Year 2022 Guidance / 4
MARRIOTT VACATIONS WORLDWIDE CORPORATION
NON-GAAP FINANCIAL MEASURES
In our press release and schedules, we report certain financial measures that are not prescribed by GAAP. We discuss our reasons for reporting these non-GAAP financial measures below, and the financial schedules included herein reconcile the most directly comparable GAAP financial measure to each non-GAAP financial measure that we report (identified by a double asterisk (“**”) on the preceding pages). Although we evaluate and present these non-GAAP financial measures for the reasons described below, please be aware that these non-GAAP financial measures have limitations and should not be considered in isolation or as a substitute for revenues, net income or loss attributable to common shareholders, earnings or loss per share or any other comparable operating measure prescribed by GAAP. In addition, other companies in our industry may calculate these non-GAAP financial measures differently than we do or may not calculate them at all, limiting their usefulness as comparative measures.
Certain Items Excluded from Adjusted EBITDA, Adjusted Free Cash Flow, Adjusted Development Profit, and Adjusted Development Profit Margin
We evaluate non-GAAP financial measures, including Adjusted EBITDA, Adjusted free cash flow, Adjusted development profit, and Adjusted development profit margin, that exclude certain items expected for full year 2022, and believe these measures provide useful information to investors because these non-GAAP financial measures allow for period-over-period comparisons of our on-going core operations before the impact of these items. These non-GAAP financial measures also facilitate the comparison of results from our on-going core operations before these items with results from other vacation ownership companies.
Adjusted Development Profit (Adjusted Sale of Vacation Ownership Products Net of Expenses) and Adjusted Development Profit Margin
We evaluate Adjusted development profit (Adjusted sale of vacation ownership products, net of expenses) and Adjusted development profit margin as indicators of operating performance. Adjusted development profit margin is calculated by dividing Adjusted development profit by revenues from the Sale of vacation ownership products. Adjusted development profit and Adjusted development profit margin adjust Sale of vacation ownership products revenues for the impact of revenue reportability, include corresponding adjustments to Cost of vacation ownership products associated with the change in revenues from the Sale of vacation ownership products, and may include adjustments for certain items, as necessary. We evaluate Adjusted development profit and Adjusted development profit margin and believe they provide useful information to investors because they allow for period-over-period comparisons of our on-going core operations before the impact of revenue reportability and certain items to our Development profit and Development profit margin.
Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“EBITDA”) and Adjusted EBITDA
EBITDA, a financial measure that is not prescribed by GAAP, is defined as earnings, or net income or loss attributable to common shareholders, before interest expense (excluding consumer financing interest expense associated with term loan securitization transactions), income taxes, depreciation and amortization. Adjusted EBITDA reflects additional adjustments for certain items, as itemized in the discussion of Adjusted EBITDA in the preceding pages, and excludes share-based compensation expense to address considerable variability among companies in recording compensation expense because companies use share-based payment awards differently, both in the type and quantity of awards granted. For purposes of our EBITDA and Adjusted EBITDA calculations, we do not adjust for consumer financing interest expense associated with term loan securitization transactions because we consider it to be an operating expense of our business. We consider Adjusted EBITDA to be an indicator of operating performance, which we use to measure our ability to service debt, fund capital expenditures and expand our business. We also use Adjusted EBITDA, as do analysts, lenders, investors and others, because this measure excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA and Adjusted EBITDA also exclude depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies. We believe Adjusted EBITDA is useful as an indicator of operating performance because it allows for

Marriott Vacations Worldwide Raises Full-Year 2022 Guidance / 5
period-over-period comparisons of our on-going core operations before the impact of the excluded items. Adjusted EBITDA also facilitates comparison by us, analysts, investors, and others, of results from our on-going core operations before the impact of these items with results from other vacation companies.
Free Cash Flow and Adjusted Free Cash Flow
We evaluate Free cash flow and Adjusted free cash flow as liquidity measures that provide useful information to management and investors about the amount of cash provided by operating activities after capital expenditures for property and equipment and the borrowing and repayment activity related to our term loan securitizations, which cash can be used for, among other purposes, strategic opportunities, including acquisitions and strengthening the balance sheet. Adjusted free cash flow, which reflects additional adjustments to Free cash flow for the impact of transaction and integration charges, impact of borrowings available from the securitization of eligible vacation ownership notes receivable, and changes in restricted cash, allows for period-over-period comparisons of the cash generated by our business before the impact of these items. Analysis of Free cash flow and Adjusted free cash flow also facilitates management’s comparison of our results with our competitors’ results.